Exhibit 10.5

03.30.06

FIRST AMENDMENT TO LEASE

THIS AMENDMENT (“Amendment”) is made effective as of the 6th day of April 2006, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called ‘Landlord’), and ev3, INC., a Delaware corporation (hereinafter called “Tenant”).

BACKGROUND:

A.                                 Landlord and Tenant are parties to that certain Lease dated as of August 30, 2005 (the “Lease”) for certain premises containing approximately 31,718 rentable square feet in the Building at 9600 54th Avenue North, Plymouth, Minnesota.

B.                                   Landlord and Tenant desire to amend the Lease to expand the Premises as set forth below.

AMENDMENT:

Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

1.                                     Expansion of Leased Premises.  Commencing on April 1, 2006 (the “Effective Date”), the term “Premises” as defined in Section 1(a) of the Lease is hereby amended to include the additional space shown on attached Exhibit A consisting of approximately 5,138 rentable square feet (the “2006 Expansion Space”). Accordingly, commencing on the Effective Date, the Premises will contain a total of approximately 36,856 rentable square feet. Except as expressly provided in this Agreement, the 2006 Expansion Space will be leased on all of the terms and conditions of the Lease.

2.                                     Minimum Annual Rent. Commencing on the Effective Date, the monthly Minimum Annual Rent for the entire Premises (including the 2006 Expansion Space) will be as follows:

Period	Expansion Space Monthly Minimum Annual Rent	Total Monthly Minimum Annual Rent
April 1 2006 - October 31, 2006	$3,189.84	$32,185.38
November 1,2006 - October 31, 2007	$3,189.84	$32,910.27
November 1,2007 - October 31, 2008	$3,285.54	$33,748.98
November 1,2008 - October 31, 2009	$3,384.11	$34,609.13
November 1,2009 - February 28, 2010	$3,485.63	$35,491.28

3.                                     Additional Rent. Commencing on the Effective Date, Tenant’s Share as set forth in Section 1(h) of the Lease shall be increased to 73.68%.

4.                                       Use. The limitation on maximum square footage that can be used as office space set forth in Section 1(i) of the Lease is increased from 18,324 rentable square feet to 22,123 rentable square feet effective as of the Effective Date, subject to Tenant’s right to expand its office use pursuant to the Interim Use Permit described in Section 30 of the Lease.

5.                                     As-Is Condition. Landlord will deliver the 2006 Expansion Space to Tenant in its AS-IS condition, without any obligation on Landlord’s part to provide any leasehold improvements or leasehold improvement allowance.

6.                                     Defined Terms. All capitalized terms used in this Amendment not separately defined herein shall have the meaning given them in the Lease.

7.                                     Full Force and Effect.  All of the terms and conditions of the Lease not inconsistent with this Amendment shall remain unmodified and in full force and effect.

8.                                     Counterparts. This Amendment may be executed in counterparts and may be delivered by facsimile transmittal of signed original counterparts.

The parties have executed this First Amendment as of the date stated above.

TENANT:
ev3, Inc.

By:	/s/Patrick D. Spangler
Its:	CFO
Name:	Patrick Spangler

LANDLORD:
LIBERTY PROPERTY LIMITED
PARTNERSHIP

BY:	Liberty Property Trust, its Sole General
Partner

	By:	/s/Robert L. Kiel
Robert L. Kiel
Senior Vice President
Regional Director